THE                                                                        NEWS
ESTEE                                                                  Contact:
LAUDER                                                      INVESTOR RELATIONS:
COMPANIES INC.                                                  DENNIS D'ANDREA
                                                                 (212) 572-4384

767 Fifth Avenue
New York, NY  10153
                                                               MEDIA RELATIONS:
                                                                   SALLY SUSMAN
                                                                 (212) 572-4430
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE:

                 ESTEE LAUDER COMPANIES REPORTS STRONG RESULTS;

       CONSTANT CURRENCY NET SALES FOR QUARTER UP 8%, FULL YEAR RISES 9%;

          EARNINGS PER SHARE INCREASE 7% FOR THE QUARTER, 12% FOR YEAR;

            RESULTS ARE BEFORE ACCOUNTING CHANGE AND ONE-TIME CHARGES

NEW YORK, NY, AUGUST 16, 2001 - The Estee Lauder Companies Inc. (NYSE: EL) today announced net sales before one-time charges for the fiscal year ended June 30, 2001 of $4.62 billion, a 6% increase from $4.37 billion in the prior year. Excluding the negative impact of foreign currency translation, net sales increased 9%, in line with the Company's expectations.

The Company achieved net earnings of $347.7 million before the cumulative effect of a change in accounting principle and before restructuring and other one-time charges for the 2001 fiscal year, up 11% from $314.1 million in the same period last year. Diluted earnings per common share before the cumulative effect of a change in accounting principle and before restructuring and other one-time charges for fiscal 2001 increased 12% to $1.34 from $1.20 in the prior year.

For the fourth quarter ended June 30, 2001, the Company's net sales increased 5% to $1.05 billion, compared with $998.9 million in the fourth quarter of fiscal 2000. Excluding the negative impact of foreign currency translation, net sales increased 8% in the quarter. Net sales increased on a constant currency basis in all major product categories, led by double-digit gains in hair care and in fragrance, which compares favorably to a soft prior-year fourth quarter. Net sales increased in each geographic region in constant currency, paced by double-digit growth in Europe, the Middle East & Africa and a solid increase in the Americas. Net earnings before restructuring and other one-time charges for the fourth quarter rose 6% to $60.7 million from $57.2 million in the corresponding prior-year period. Diluted earnings per common share before restructuring and other one-time charges for the quarter rose 7% to $.23 from $.21 in the same period a year ago.

Including the one-time items, net earnings and diluted earnings per share for the three and twelve months ended June 30, 2001, were $20.4 million and $305.2 million, or $.06 and $1.16, respectively.

Fred H. Langhammer, President and Chief Executive Officer, said, "I am pleased with the results we achieved this fiscal year. We delivered the financial goals we set for ourselves, and our performance clearly shows the strength and success of our brands, even in a tough retail environment."

Mr. Langhammer added, "This past year we took further action to build on our strengths, including the creation of a global brand structure. We will continue to be proactive in the coming year, and we are determined, ready and able to meet new economic and competitive challenges head on. I'm confident that our underlying fundamentals and strategies provide a solid foundation for future growth. This foundation supports our strong commitment of managing our Company to create value for our stockholders."

CHANGE IN ACCOUNTING PRINCIPLE, RESTRUCTURING AND OTHER ONE-TIME CHARGES
------------------------------------------------------------------------

During the fiscal 2001 first quarter, the Company adopted Statement of Financial Accounting Standards Number 133, "Accounting for Derivative Instruments and Hedging Activities." In compliance with the new rule, the Company recorded a one-time after-tax charge of $2.2 million, or $.01 per diluted share, to reflect the cumulative effect of the change in accounting principle.

In connection with the Company's previously announced restructuring, in the fiscal 2001 fourth quarter, the Company recorded one-time charges for restructuring and repositioning certain businesses. The pre-tax charges totaled $63.0 million, or $40.3 million after-tax, equal to $.17 per diluted share.

RESULTS BY PRODUCT CATEGORY
---------------------------

Net sales of makeup products for the year rose 11% before the impact of foreign currency translation and increased 8% to $1.70 billion on a reported basis. The higher sales reflect the launch of Moisture Surge Lipstick, High Impact Eye Shadow and Lash-Doubling Mascara from Clinique along with Equalizer Smart Makeup by Estee Lauder and Luxe Makeup by Prescriptives. Existing Estee Lauder products such as Automatic Pencil Duo and, in international markets, Pure Color Lipstick also contributed to the net sales increase, as did strong double-digit growth from M.A.C and new and existing products from our other brands.

Skin care sales for the year rose 10% before foreign currency translation. Reported sales increased 6% to $1.64 billion, fueled by the launches of Anti-Gravity Firming Lift Cream and Anti-Gravity Firming Eye Lift Cream by Clinique, as well as Idealist Skin Refinisher by Estee Lauder and M.A.C Pro-Preferred Skincare. Skin care sales also benefited from the initial shipments of LightSource Transforming Moisture Cream and Lotion from Estee Lauder, the strong performance of Origins' Ginger Bath and Body Collection and, in international markets, the launch of Re-Nutriv Intensive Lift Serum and continued success of WhiteLight Brightening System by Estee Lauder.

Fragrance sales increased 1% over the prior year excluding the impact of foreign currency translation and decreased 3% on a reported basis from the prior year to $1.06 billion. The current year benefited from several launches, including Intuition by Estee Lauder, DKNY for men, DKNY for women in international markets and Ginger Essence by Origins. These positive contributions were offset by the continued weakness of Tommy Hilfiger fragrances and lower sales of Estee Lauder pleasures, Dazzling Gold and Dazzling Silver. Fragrance sales also faced a difficult comparison with the prior year due to the domestic rollout of DKNY for women and the worldwide rollout of Clinique Happy for Men last year. The decline in fragrance sales occurred primarily in the United States, while fragrance sales increased in Europe due to the success of Intuition.

Sales of hair care products for the year increased 59% to $180.7 million. The increase is attributable to double-digit growth at Aveda, the current fiscal year introduction of Clinique's Simple Hair Care System, and the inclusion of a full year of sales from Bumble and bumble, a majority of which was acquired in June 2000.

For the fiscal year, operating income in skin care, makeup and hair care increased, driven by sales growth in each of these categories. Fragrance operating income decreased reflecting lower reported sales and continued support spending.

RESULTS BY GEOGRAPHIC REGION
----------------------------

In the Americas region, net sales for the year increased 6% to $2.82 billion, coming off of 11% growth last year. Higher sales were achieved on the strength of new products, continued solid performance from existing products, strong growth from most newer brands, particularly M.A.C, Origins and Aveda, and increased contributions from Bumble and bumble. A generally soft retail environment continued to have a negative impact in this region. Operating income in the region increased reflecting higher net sales, partially offset by increased spending to support the Company's position in the marketplace and in newer distribution channels.

In Europe, the Middle East & Africa, net sales increased 17% over last year, excluding the impact of foreign currency translation. Every market in the region generated sales growth, with virtually all markets posting double-digit increases. The increased sales were led by strong double-digit results in the United Kingdom, Spain, Italy and France and solid growth in the travel retail and distributor businesses. The Company posted a 7% increase in reported net sales over the prior year to $1.21 billion, reflecting the impact of the strong U.S. dollar against most European currencies. Operating profitability increased, particularly in the United Kingdom, Spain and the travel retail and distributor businesses, principally due to sales growth.

On a local currency basis, Asia/Pacific net sales increased 10% versus the prior year. Every market generated higher sales with virtually all markets posting double-digit sales increases, the strongest performances coming from Korea, Thailand, and Hong Kong. Sales in Japan grew modestly and it remained a difficult market. Net sales in the region on a reported basis increased 2% to $590.6 million, primarily reflecting the continued weakness of the Japanese yen and Australian dollar. Operating profit in the region decreased as higher results in Korea, Hong Kong and Malaysia were offset by lower operating results in Australia and Japan.

ESTIMATES OF FISCAL 2002 FULL-YEAR AND FIRST-QUARTER RESULTS
------------------------------------------------------------

Based on its strategies in place, current business plans, current information about its business prospects and forecasted economic conditions, the Company believes it can achieve the following results for its fiscal 2002 full year and first quarter.

Looking towards the Company's fiscal 2002 full-year results, net sales are expected to grow between 7% and 9% on a constant currency basis versus the prior fiscal year. Despite expectations of a difficult retail environment, the Company is confident in its strategies to grow its business through product innovation, distribution enhancements and focused program execution. The Company anticipates that its business performance will accelerate during the fiscal year with stronger growth in the second half than in the first half. Geographic region net sales growth in constant currency is anticipated to be led by Asia/Pacific and Europe, the Middle East & Africa, followed by the Americas. On a product category basis, in constant currency, hair care sales, with a smaller base, are expected to be the leading growth category, followed by makeup, skin care and fragrance. The adverse effect of exchange rates in Europe and Asia could temper reported sales growth for the full fiscal year by approximately one percentage point.

Net sales for the first fiscal quarter, as anticipated, are expected to grow between 4% and 5% on a constant currency basis versus last fiscal year's first quarter growth of 10%. Coupled with the cautious retail outlook, the fiscal 2002 first quarter will be facing a very difficult comparison with the same prior-year quarter when the Company reported strong local currency growth in each region and most product categories. Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific and Europe, the Middle East & Africa, while the Americas is expected to increase moderately. On a product category basis, in constant currency, hair care sales, with a smaller base, are expected to be the leading growth category, followed by makeup and skin care, while fragrance is expected to be relatively unchanged versus the prior-year. The adverse effect of exchange rates in Europe and Asia could temper reported sales growth for the fiscal first quarter by approximately one to two percentage points.

In the fiscal 2002 first quarter, the Company will adopt a new accounting rule that eliminates amortization of goodwill. The positive effect of the new rule will increase earnings per share over the fiscal year. The Company expects to achieve diluted earnings per share of between $1.56 and $1.59 for the fiscal 2002 full year and between $.40 and $.42 for the first quarter. The full-year and first-quarter diluted earnings per share estimates include approximately $.06 and $.015, respectively, related to the new accounting rule.


FORWARD-LOOKING STATEMENTS
--------------------------

The forward-looking statements in this press release, including those containing words like "will," "expect," "anticipate," and "estimate" and those in the "Estimates" section of this release involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include the following:

             (i) increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

             (ii) the Company's ability to develop, produce and market new products on which future operating results may depend;

             (iii) consolidations and restructurings in the retail industry causing a decrease in the number of stores that sell the Company's products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company's competitors and ownership of competitors by the Company's customers that are retailers;

             (iv) shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

             (v) social, political and economic risks to the Company's foreign manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

             (vi) changes in the laws, regulations and policies, including changes in accounting standards, and legal or regulatory proceedings, that affect, or will affect, the Company in the United States and abroad;

             (vii) foreign currency fluctuations affecting the Company's results of operations and the value of its foreign assets, the relative prices at which the Company sells its products and its foreign competitors sell products in the same markets and the Company's operating and manufacturing costs outside of the United States;

             (viii) changes in global or local economic conditions that could affect consumer purchasing and the cost and availability of capital to the Company, which may be needed for new equipment, facilities or acquisitions;

             (ix) shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities which, due to consolidations in the Company's manufacturing operations, now manufacture nearly all of the Company's supply of a particular type of product (i.e., focus factories);

             (x) real estate rates and availability, which may affect the Company's ability to increase the number of retail locations at which the Company's products are sold;

             (xi) changes in product mix to products which are less profitable;

             (xii) the Company's ability to develop e-commerce capabilities, and other new information and distribution technologies, on a timely basis and within the Company's cost estimates; and

             (xiii) the Company's ability to integrate acquired businesses and realize value therefrom.



The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company's products are sold in over 120 countries and territories under well-recognized brand names, including Estee Lauder, Clinique, Aramis, Prescriptives, Origins, M.A.C, Bobbi Brown, Tommy Hilfiger, La Mer, jane, Donna Karan, Aveda, Stila, Jo Malone and Bumble and bumble.

An electronic version of this release can be found at the Company's Website, www.elcompanies.com.

                                - Tables Follow -

                         THE ESTEE LAUDER COMPANIES INC.

                         SUMMARY OF CONSOLIDATED RESULTS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                           THREE MONTHS ENDED                    TWELVE MONTHS ENDED
                                                                 JUNE 30                               JUNE 30
                                                        ------------------------   PERCENT      ----------------------   PERCENT
                                                           2001         2000       CHANGE          2001        2000      CHANGE
                                                           ----         ----       ------          ----        ----      ------
NET SALES (A)........................................   $  1,037.1   $    998.9     3.8%       $  4,608.1   $  4,366.8     5.5%

Cost of sales (A)....................................        204.9        206.5                     972.3        972.1
                                                        ----------   ----------                ----------   ----------
GROSS PROFIT.........................................        832.2        792.4     5.0%          3,635.8      3,394.7     7.1%
                                                        ----------   ----------                ----------   ----------
        GROSS MARGIN.................................         80.2%        79.3%                     78.9%        77.7%

Operating expenses:
   Selling, general and administrative...............        741.1        690.3                   3,063.7      2,845.7
   Restructuring (A).................................         37.6            -                      37.6            -
   Other non-recurring expenses (A)..................         16.3            -                      16.3            -
   Related party royalties...........................          3.7          8.3                      22.6         33.2
                                                        ----------   ----------                ----------   ----------
                                                             798.7        698.6    14.3%          3,140.2      2,878.9     9.1%
                                                        ----------   ----------                ----------   ----------

        OPERATING EXPENSE MARGIN.....................         77.0%        69.9%                     68.1%        65.9%

OPERATING INCOME.....................................         33.5         93.8   (64.3)%           495.6        515.8    (3.9)%
        OPERATING INCOME MARGIN......................          3.2%         9.4%                     10.8%        11.8%

Interest expense, net................................          0.9          3.2                      12.3         17.1
                                                        ----------   ----------                ----------   ----------

EARNINGS BEFORE INCOME TAXES AND MINORITY INTEREST...         32.6         90.6   (64.0)%           483.3        498.7    (3.1)%

Provision for income taxes...........................         11.7         33.4                     174.0        184.6
Minority interest, net of tax........................         (0.5)           -                      (1.9)           -
                                                        ----------   ----------                ----------   ----------

NET EARNINGS BEFORE ACCOUNTING CHANGE................         20.4         57.2   (64.3)%           307.4        314.1    (2.1)%
Cumulative effect of a change in accounting
   principle, net of tax.............................            -            -                      (2.2)           -
                                                        ----------   ----------                ----------   ----------
NET EARNINGS (A).....................................         20.4         57.2                     305.2        314.1

Preferred stock dividends............................          5.8          5.8                      23.4         23.4
                                                        ----------   ----------                ----------   ----------

NET EARNINGS ATTRIBUTABLE TO COMMON STOCK............   $     14.6   $     51.4                $    281.8   $    290.7
                                                        ==========   ==========                ==========   ==========

Basic net earnings per common share:
   Net earnings attributable to common stock before
      accounting change..............................   $      .06   $      .22   (71.7)%      $     1.19    $    1.22    (2.6)%
   Cumulative effect of a change in accounting
      principle, net of tax..........................            -            -                      (.01)           -
                                                        ----------   ----------                ----------   ----------
   Net earnings attributable to common stock.........   $      .06   $      .22   (71.7)%      $     1.18    $    1.22    (3.3)%
                                                        ==========   ==========                ==========   ==========

Diluted net earnings per common share:
   Net earnings attributable to common stock before
      accounting change..............................   $      .06   $      .21   (71.6)%      $     1.17    $    1.20    (2.2)%
   Cumulative effect of a change in accounting
      principle, net of tax..........................            -            -                      (.01)           -
                                                        ----------   ----------                ----------   ----------
   Net earnings attributable to common stock.........   $      .06   $      .21   (71.6)%      $     1.16    $    1.20    (2.9)%
                                                        ==========   ==========                ==========   ==========

Weighted average common shares outstanding:
   Basic.............................................        238.7        238.0                     238.4        237.7
   Diluted...........................................        242.3        242.5                     242.2        242.5

Earnings before interest, taxes, depreciation and
  amortization (EBITDA):
   Operating income..................................   $     33.5   $     93.8                $    495.6   $    515.8
   Depreciation and amortization.....................         43.3         39.0                     162.9        146.8
                                                        ----------   ----------                ----------   ----------
   EBITDA............................................   $     76.8   $    132.8   (42.2)%      $    658.5   $    662.6    (0.6)%
                                                        ==========   ==========                ==========   ==========

        EBITDA MARGIN................................          7.4%        13.3%                     14.3%        15.2%


                         THE ESTEE LAUDER COMPANIES INC.

(A) The current fiscal year periods include pre-tax restructuring and other one-time charges of $63.0 million, or $40.3 million after-tax, equal to $.17 per diluted share, in connection with the modification of fixtures for the jane brand, the closure of unprofitable tommy's shops, the elimination of impaired systems and other assets, and the reorganization of the Company's global brand structure. The following sets forth a reconciliation of certain statement of earnings accounts before and after one-time items:

                                                                           THREE MONTHS ENDED JUNE 30, 2001
                                                                           --------------------------------
                                                                                                                        % CHANGE
                                                                                                                      BEFORE CHARGES
                                                                                ONE-TIME          BEFORE ONE-             VERSUS
                                                             AS REPORTED         CHARGES         TIME CHARGES           PRIOR YEAR
                                                             -----------         -------         ------------           ----------
NET SALES.................................................     $1,037.1            $8.0             $1,045.1                4.6%
Cost of sales.............................................        204.9             1.1                203.8
                                                               --------            ----            ---------
GROSS PROFIT..............................................        832.2             9.1                841.3                6.2%
                                                               --------            ----            ---------
        GROSS MARGIN......................................         80.2%                                80.5%

Operating Expenses........................................        798.7            53.9                744.8                6.6%
                                                               --------            ----            ---------
        OPERATING EXPENSE MARGIN..........................         77.0%                                71.3%

OPERATING INCOME..........................................         33.5            63.0                 96.5                2.9%
        OPERATING INCOME MARGIN...........................          3.2%                                 9.2%

Provision (benefit) for income taxes......................         11.7           (22.7)                34.4
NET EARNINGS .............................................      $  20.4          $ 40.3              $  60.7                6.1%

Diluted net earnings per share............................      $   .06          $  .17              $   .23                6.9%

EBITDA....................................................      $  76.8          $ 63.0              $ 139.8                5.3%

        EBITDA MARGIN.....................................          7.4%                                13.4%

                                                                               YEAR ENDED JUNE 30, 2001
                                                                               ------------------------
                                                                                                                        % CHANGE
                                                                                                                      BEFORE CHARGES
                                                                                ONE-TIME          BEFORE ONE-             VERSUS
                                                             AS REPORTED         CHARGES         TIME CHARGES           PRIOR YEAR
                                                             -----------         -------         ------------           ----------

NET SALES.................................................     $4,608.1            $8.0             $4,616.1                5.7%
Cost of sales.............................................        972.3             1.1                971.2
                                                               --------            ----            ---------
GROSS PROFIT..............................................      3,635.8             9.1              3,644.9                7.4%
                                                               --------            ----            ---------
        GROSS MARGIN......................................         78.9%                                79.0%

Operating Expenses........................................      3,140.2            53.9              3,086.3                7.2%
                                                               --------            ----            ---------
        OPERATING EXPENSE MARGIN..........................         68.1%                                66.9%

OPERATING INCOME..........................................        495.6            63.0                558.6                8.3%
        OPERATING INCOME MARGIN...........................         10.8%                                12.1%

Provision (benefit) for income taxes......................        174.0           (22.7)               196.7
NET EARNINGS BEFORE ACCOUNTING CHANGE.....................     $  307.4          $ 40.3             $  347.7               10.7%

Diluted net earnings per share before accounting change...     $   1.17          $  .17             $   1.34               11.7%

EBITDA....................................................     $  658.5          $ 63.0             $  721.5                8.9%

        EBITDA MARGIN.....................................         14.3%                                15.6%


                                      # # #